Exhibit 99.1

ARTICLES OF AMENDMENT

TO THE RESTATEMENT

OF THE

RESTATED AND AMENDED

ARTICLES OF INCORPORATION

OF

CASEY’S GENERAL STORES, INC.

To the Secretary of State of the State of Iowa:

Pursuant to the provisions of Section 490.1005A of the Iowa Business Corporation Act, which was enacted as part of Senate File 325 during the 2011 session of the Iowa General Assembly, the undersigned corporation hereby amends its Restatement of the Restated and Amended Articles of Incorporation (the “Articles of Incorporation”), and for that purpose, submits the following statement:

1.	The name of the corporation is Casey’s General Stores, Inc. (the “Company”).

2.	On May 19, 2011, the Company adopted an amendment to its Articles of Incorporation, the text of which is attached hereto as Annex A.

3.	The amendment was duly adopted by the Board of Directors without shareholder approval, as required by Section 490.1005A of the Iowa Business Corporation Act.

Dated: May 19, 2011

CASEY’S GENERAL STORES, INC.

By:	/s/ Robert J. Myers
Name:	Robert J. Myers
Title:	President and Chief Executive Officer

ANNEX A

Article IX of the Restatement of the Restated and Amended Articles of Incorporation is hereby amended to delete the word “Reserved” and to provide as follows:

ARTICLE IX

A. The Corporation is subject to Section 490.806A, subsection 1 (the “Act”), of the Iowa Business Corporation Act, which was enacted as part of Senate File 325 during the 2011 session of the Iowa General Assembly.

B. The terms of directors of the Corporation shall be staggered by dividing the number of directors into three groups, as nearly equal in number of possible. The first group shall be referred to as “class I directors”, the second group shall be referred to as “class II directors”, and the third group shall be referred to as “class III directors”.

C. On or before the date on which the Corporation first convenes an annual shareholders’ meeting following the time the Corporation became subject to the Act, the Board of Directors of the Corporation shall by majority vote designate from among its members directors to serve as class I directors, class II directors, and class III directors.

D. The terms of directors serving in office on the date that the Corporation became subject to the Act shall be as follows:

(1)	class I directors shall continue in office until the first annual shareholders’ meeting following the date that the Corporation became subject to the Act, and until their successors are elected. The shareholders’ meeting shall be conducted not less than eleven months following the last annual shareholders’ meeting conducted before the Corporation became subject to the Act.

(2)	class II directors shall continue in office until one year following the first annual shareholders’ meeting described in subparagraph (1), and until their successors are elected.

(3)	class III directors shall continue in office until two years following the first annual shareholders’ meeting described in subparagraph (1), and until their successors are elected.

E. At each annual shareholders’ meeting of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term of three years following such meeting and until their successors are elected.